Exhibit 99.1

APPVION, INC. ANNOUNCES PROPOSED AMENDMENTS TO LOAN DOCUMENTS

(Appleton, Wis., November 5, 2013) Appvion, Inc. (“Appvion”), formerly Appleton Papers Inc., announced today that that it is seeking consent from the lenders under Appvion’s $435 million credit agreement, dated as of June 28, 2013 (the “Credit Agreement”) to amend certain provisions of the Credit Agreement. If approved, such amendments would allow Appvion to issue up to $275 million second lien senior secured debt securities (the “Debt Securities”). The net proceeds of any such potential issuance of Debt Securities will be used solely (i) to redeem all of Appvion’s outstanding 9 3⁄4% Senior Subordinated Notes due 2014 (the “9 3⁄4% Notes”) and 11.25% Second Lien Notes due 2015 (“11.25% Notes,” and together with the 9 3⁄4% Notes, the “Existing Notes”), (ii) to pay the redemption premium with respect to the 11.25% Notes, (iii) to pay the fees and expenses related to the redemption of the Existing Notes and the potential issuance of Debt Securities, and (iv) to the extent there is any amount remaining, for general corporate purposes.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The securities proposed to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under any state securities laws or the laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This notice is being issued pursuant to Rule 135c under the Securities Act.

Cautionary Notice Regarding Forward-Looking Statements

The matters discussed in this news release may include forward-looking statements, which could involve a number of risks and uncertainties. When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied by, such forward-looking statements. Except as expressly required by the federal securities laws, Appvion undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements.

Media contact:	Bill Van Den Brandt
Senior Manager, Corporate Communications 920-991-8613 bvandenbrandt@appvion.com

825 East Wisconsin Avenue    P.O. Box 359     Appleton, WI     54912-0359     920-734-9841    appvion.com